Exhibit 10.2
KIMBALL ELECTRONICS, INC. 2023
EMPLOYEE PROFIT SHARING BONUS PLAN
1.Purpose; Eligibility.
1.1General Purpose. The name of this plan is the Kimball Electronics, Inc. 2023 Employee Profit Sharing Bonus Plan (the “Plan”). The purposes of the Plan are to (a) enable Kimball Electronics, Inc., an Indiana corporation (the “Company”), and any Affiliate to attract and retain the types of Employees who will contribute to the Company's success; (b) to motivate and reward eligible Employees and Consultants by creating a direct relationship between on the achievement of certain corporate, business unit, individual performance goals and individual bonus payouts; (c) to develop in Employees a sense of proprietorship and personal involvement in the development and financial success of the Company; and (d) to encourage Employees to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its Share Owners.
1.2Eligible Award Recipients. The persons eligible to receive Awards are the Employees and Consultants of the Company and its Affiliates and such other individuals designated by the Committee who are reasonably expected to become Employees or Consultants after the receipt of Awards.
1.3Effective Date. The Plan is effective as of July 1, 2023 (the “Effective Date”), and shall remain in effect until it has been terminated pursuant to Section 10.
2.Definitions. The following terms shall have the following meanings:
“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.
“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.
“Award” means an award granted pursuant to the Plan, the payment of which shall be contingent on the attainment of Performance Goals with respect to a Performance Period, as determined pursuant to Section 6.1 by the Committee.
“Base Salary” means the Participant's base salary actually earned during the Performance Period before (a) deductions for taxes or benefits and (b) deferrals of compensation pursuant to any Company or Affiliate-sponsored plans.
“Board” means the Board of Directors of the Company, as constituted at any time.
“Cause” means:

(a) If the Participant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein; or
(b) If no such agreement exists, or if such agreement does not define Cause: (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate; (ii) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute; (iii) gross negligence or willful misconduct with respect to the Company or an Affiliate; (iv) material violation of state or federal securities laws; or (v) material violation of the Company's written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct.

The Committee, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.
“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Committee” means a committee of one or more members of the Board appointed by the Board (or if no Committee has been appointed, the Board itself) to administer the Plan in accordance with Section 3.3 and Section 3.4.
“Company” means Kimball Electronics, Inc., and Indiana corporation, and any successor thereto.
“Consultant” means any individual or entity which performs bona fide services to the Company or an Affiliate, other than as an Employee or Director, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act.
“Continuous Service” means that the Participant's service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.

“Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. The Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.
“Participant” means as to any Performance Period, those Employees and/or Consultants who are designated by the Committee to participate in the Plan for that Performance Period.
“Performance Criteria” means the performance criteria upon which the Performance Goals for a particular Performance Period are based, which may include any of the following, or such other criteria as determined by the Committee in accordance with Section 5.2:
net earnings or net income (before or after taxes);
basic or diluted earnings per share (before or after taxes);
net revenues or net revenue growth;
gross revenue;
gross profit or gross profit growth;
net operating profit (before or after taxes);
return on assets, capital, invested capital, equity or sales;
cash flow (including, but not limited to, operating cash flow, free cash flow, and cash flow return on capital);
earnings before or after taxes, interest, depreciation and/or amortization (EBITDA);
gross or operating margins;
improvements in capital structure;
budget and expense management;
productivity ratios;
economic value added (including, but not limited to, economic profit) or other value-added measurements;
share price (including, but not limited to, growth measures and total shareholder return);
expense targets;
margins;

operating efficiency;
working capital targets;
enterprise value;
environmental, social, and governance targets;
safety record; and
completion of acquisitions or business expansion.
Such Performance Criteria may relate to the performance of the Company as a whole, a business unit, division, department, individual, or any combination of these and may be applied on an absolute basis and/or relative to one or more peer group companies or indices, or any combination thereof, as the Committee shall determine.
“Performance Goals” means the goals selected by the Committee, in its discretion, to be applicable to a Participant for any Performance Period. Performance Goals shall be based upon one or more Performance Criteria. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Target Award will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.
“Performance Period” means the period for which performance is calculated, which unless otherwise indicated by the Committee, shall be the Plan Year.
“Plan” means the Kimball Electronics 2023 Profit Sharing Bonus Plan, as hereafter amended from time to time.
“Plan Year” means the Company's fiscal year, which commences on July 1 and ends on June 30.
“Pro-Rated Award” means an amount equal to the Award otherwise payable to the Participant subject to the Participant’s Continuous Service for a Performance Period but in which the Participant was actively employed by the Company or an Affiliate for only a portion thereof, multiplied by a fraction, the numerator of which is the number of calendar days the Participant was actively employed by the Company or an Affiliate during the Performance Period and the denominator of which is the number of calendar days in the Performance Period.
“Qualifying Termination” means a Participant’s termination of Continuous Service due to death, Disability, or Retirement. In the case of a Participant's Disability, the termination of Continuous Service shall be deemed to have occurred on the date that the Committee determines that the Participant is Disabled. For the avoidance of doubt, a Participant’s termination of Continuous Service for any other reason shall not constitute a Qualifying Termination.
“Retirement” means a Participant’s termination of Continuous Service, for any reason other than death, after the Participant has attained either (1) the age of 55 after at least ten years of Continuous Service with the Company, or (2) the minimum retirement age under the governmental retirement system for the applicable country of the Participant’s employment (age 62 in the United States).

“Target Award” means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant's Base Salary. In special circumstances, the target award may be expressed as a fixed amount of cash.
3.Administration.
3.1Authority of Committee. The Plan shall be administered by the Committee or, in the Board's sole discretion, by the Board. Subject to the terms of the Plan, the Committee's charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:
(a)to construe and interpret the Plan and apply its provisions;
(b)to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan, including, without limitation, such procedures and subplans as are necessary or appropriate to permit participation in the Plan by employees who are foreign nationals or employed outside of the United States;
(c)to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;
(d)to delegate its authority to one or more Officers of the Company with respect to Awards that either (1) are made generally to all Participants, or (2) do not involve “insiders” within the meaning of Section 16 of the Exchange Act;
(e)to determine when Awards are to be granted under the Plan;
(f)from time to time to select, subject to the limitations set forth in this Plan, those eligible Award recipients to whom Awards shall be granted;
(g)to prescribe the terms and conditions of each Award, including, without limitation, the Performance Goals; the Performance Period(s); the medium of payment and vesting provisions; whether, to what extent, and under what circumstances Awards may be forfeited or suspended;
(h)to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant's rights or increases a Participant's obligations under their Award or creates or increases a Participant's federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant's consent;
(i)to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of Continuous Service for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company's employment policies;
(j)to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers adjustments to outstanding Awards;

(k)to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and
(l)to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.
3.2Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.
3.3Delegation by the Committee. The Committee, in its sole discretion, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may not delegate its responsibility to make Awards to executive officers.
3.4Agents; Limitation of Liability. The Committee may appoint agents to assist in administering the Plan. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to it or him by any officer or employee of the Company, the Company's certified public accountants, consultants or any other agent assisting in the administration of the Plan.
3.5Indemnification. In addition to such other rights of indemnification as they may have as Directors, members of the Committee, officers, employees, or agents of the Company, and to the extent allowed by Applicable Laws, the Committee and any officers, employees or agents of the Company appointed by the Committee (“Indemnified Parties”) to assist in administering the Plan shall be indemnified by the Company against the reasonable expenses, including attorney's fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which any of the Indemnified Parties may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Indemnified Parties in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Indemnified Parties in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that the Indemnified Parties did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such action, suit or proceeding, the Indemnified Parties shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.
4.Eligibility and Participation.
4.1No Guarantee of Participation, Employment. Only eligible individuals who are designated by the Committee to participate in the Plan with respect to a particular Performance Period may participate in the Plan for that Performance Period. A Participant shall not have any right to any Award under the Plan until such Award has been paid to such Participant. An individual who is designated as a Participant for a given Performance Period is not guaranteed or assured of (a) continued employment by the Company or an Affiliate or (b) being selected for participation in any subsequent Performance Period.
4.2New Hires; Newly Eligible Participants. At the discretion of the Committee, a newly hired or newly eligible Participant will be eligible to receive a Pro-Rated Award.

5.Terms of Awards.
5.1Determination of Target Awards. Prior to, or reasonably promptly following the commencement of each Performance Period, the Committee, in its sole discretion, shall establish the Target Award for each Participant, the payment of which shall be conditioned on the achievement of the Performance Goals for the Performance Period.
5.2Determination of Performance Goals and Performance Formula. Prior to, or reasonably promptly following the commencement of, each Performance Period, the Committee, in its sole discretion, shall establish in writing the Performance Goals for the Performance Period and shall prescribe a formula for determining the percentage of the Target Award which may be payable based upon the level of attainment of the Performance Goals for the Performance Period. The Performance Goals shall be based on one or more Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant.
5.3Adjustments. The Committee is authorized to adjust or modify the calculation of a Performance Goal for a Performance Period in its sole discretion in connection with any one or more of the following events:
(a)asset write-downs;
(b)significant litigation or claim judgments or settlements;
(c)the effect of changes in tax laws, accounting standards or principles, or other laws or regulatory rules affecting reporting results;
(d)any reorganization and restructuring programs;
(e)extraordinary nonrecurring items as described in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to shareholders for the applicable year or period;
(f)acquisitions or divestitures;
(g)any other specific unusual or nonrecurring events or objectively determinable category thereof;
(h)foreign exchange gains and losses; and
(i)a change in the Company's fiscal year.
6.Payment of Awards.
6.1Determination of Awards.
(a)Following the completion of each Performance Period, the Committee shall determine the extent to which the Performance Goals have been achieved or exceeded. Subject to Section 6.1(c), if the minimum Performance Goals established by the Committee are not achieved, then no payment will be made.
(b)To the extent that the Performance Goals are achieved, the Committee shall determine the extent to which the Performance Goals applicable to each

Participant have been achieved and shall then determine the amount of each Participant's Award.
(c)In determining the amount of each Award, the Committee may reduce or eliminate the amount of an Award if, in its sole discretion, such reduction or elimination is appropriate.
6.2Form and Timing of Payment. Except as otherwise provided herein, as soon as practicable following the Committee's determination pursuant to Section 6.1 for the applicable Performance Period, each Participant shall earn and be paid a cash lump sum payment of their Award, less required withholdings. In no event shall such payment be made later than 2 1/2 months following the date the Committee determines that the Performance Goals have been achieved.
6.3Deferral of Awards. The Committee may establish one or more programs to permit selected Participants the opportunity to elect to defer receipt of an Award that absent the election would entitle the Participant to payment of an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program in accordance with Applicable Law.
7.Termination of Continuous Service.
7.1Continuous Service Requirement. Except as otherwise provided in Section 7.2, Awards are earned on the date they are paid; therefore if a Participant's Continuous Service terminates for any reason prior to the date that Awards are paid, all of the Participant's rights to an Award for the Performance Period shall be forfeited.
7.2Termination of Continuous Service Due to Qualifying Termination. If a Participant's Continuous Service is terminated by reason of the Participant's Qualifying Termination during a Performance Period or following a Performance Period but before the date that Awards are paid, the Participant or their beneficiary will be paid a Pro-Rated Award. Payment of such Pro-Rated Award will be made at the same time and in the same manner as Awards are paid to other Participants for the Performance Period. In no event shall such payment be made later than 2 1/2 months following the date the Committee determines that the Performance Goals have been achieved.
8.General Provisions.
8.1Forfeiture Events. A Participant's rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award, as determined in the Committee’s sole discretion. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants applicable to the Participant, a termination of the Participant's Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.
8.2Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment provided under the Plan in accordance with any Company policies that may be adopted and/or modified from time to time (“Clawback Policy”). In addition, a

Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or otherwise, in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with Applicable Laws or stock exchange listing requirements). The action permitted to be taken by the Company under this Section 9.2 is in addition to, and not in lieu of, any and all other rights of the Board and/or the Company under Applicable Laws and shall apply notwithstanding anything to the contrary in the Plan.
8.3Unfunded Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary, or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).
8.4Compliance with Legal Requirements. The Plan and the granting of Awards shall be subject to all Applicable Laws, and to such approvals by any regulatory or governmental agency as may be required.
8.5Non-Transferability. A person's rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant's death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.
8.6Withholding. The Company shall have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award.
8.7Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A of the Code. The Plan shall be interpreted and construed accordingly.
8.8Expenses. The costs of administering the Plan shall be paid by the Company.
8.9Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.
8.10Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

8.11Non-Uniform Treatment. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments, and adjustments, and Awards.
8.12Other Compensation Arrangements. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements, subject to shareholder approval if such approval is required, as it may deem desirable for any Participant.
8.13Notice. Any notice to be given to the Company or the Committee pursuant to the provisions of the Plan shall be in writing and directed to the Secretary of the Company at 1205 Kimball Boulevard, Jasper, IN 47546.
8.14Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.
9.Amendment or Termination of the Plan. The Board or the Committee may, at any time, amend, suspend, or terminate the Plan in whole or in part. Notwithstanding the foregoing, rights under any Award granted before amendment or termination of the Plan shall not be impaired by any amendment or termination of the Plan unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.
10.Choice of Law and Jurisdiction. The law of the State of Indiana shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules. Without prejudice to any party’s right to seek emergency, injunctive, or conservatory measures of protection in connection with a breach or anticipated breach of the Plan at any time in a state or federal court of competent jurisdiction within the State of Indiana, the Company and Participants consent to and agree that the exclusive jurisdiction and venue for all matters arising out of or relating to this Plan, or the breach thereof, including any question regarding its existence, validity, or termination, shall be arbitration administered by the American Arbitration Association in accordance with its Employment Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held, and the award rendered accompanied by a reasoned opinion, in the English language.
As adopted by the Board of Directors of Kimball Electronics, Inc. on August 23, 2023.